Exhibit 99.1

FOR IMMEDIATE RELEASE
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                NEW BREAST CANCER TREATMENT DEVICE BY BSD MEDICAL
                  RECEIVES POSITIVE PRESS FROM UCSF RESEARCHERS

SALT LAKE CITY, October 26, 2006--BSD Medical Corp. (AMEX:BSM) today announced that a new applicator developed by BSD for treating post-mastectomy breast cancer, as well as superficial cancers elsewhere in the body, has received a favorable independent review by researchers at the University of California San Francisco (UCSF). This device is of considerable interest because it was designed to advance the use of the BSD-500 in treating superficial cancer.

Clinical studies have shown that when superficial hyperthermia (as delivered by the BSD-500) is added to radiation therapy, complete tumor response can increase markedly as compared to radiation treatments alone. In a study at Duke University published by the Journal of Clinical Oncology (see the May 2005 issue--JCO is the official American Society of Clinical Oncology), 68% of patients who received radiation therapy with hyperthermia experienced total tumor disappearance (complete response), while only 24% of those who received radiation alone had tumor disappearance. The majority of the 109 patients involved in the study had post-mastectomy chest wall cancer recurrence. Strong results have also been reported on the use of superficial hyperthermia in combination with radiation, as compared to radiation therapy alone, in Phase III clinical trials treating head and neck cancer (complete response rose from 41% to 83%, see International Journal of Radiation Oncology, Biology, Physics Vol. 28, pp. 163-169) and recurrent or metastatic malignant melanoma (complete response rose from 35% to 62%, Ibid. Vol. 12, No. 1, 3-20). These positive results are considered reason for emphasis on developments that take even better advantage of the potential of this therapy.

The new BSD device, known technically as a "dual arm Archimedial spiral array" microwave hyperthermia applicator (or less formally as the "Eight Spiral Array"), has been developed to further enhance the already strong results being observed from superficial hyperthermia therapy. The Eight Spiral Array applicator takes full advantage of the eight microwave channels on the BSD-500, allowing each channel to operate independently during treatment, providing a dynamic interaction of both operator and the BSD-500 in modifying, and therefore optimizing the distribution of temperature within the tumor. Through a lengthy technical analysis the published review concludes that the new applicator is expected to provide even better treatment delivery. The applicator is also lightweight and of compact construction for easy use, and it is transparent so that it can be more readily positioned and treatments can be more easily observed.

The article entitled "Evaluation of a dual-arm Archimedean spiral array for microwave hyperthermia" was published in the most recent issue of the International Journal of Hyperthermia (see Int. J. Hyperthermia 22(6), pp. 475-490), the official journal of the Society of Thermal Medicine (USA), the European Society of Hyperthermic Oncology and the Asian Society of Hyperthermic Oncology. Five of the authors are from the University of California, San Francisco, and, for his contribution in the development of the applicator, Paul Turner, Chief Technology Officer at BSD, was also included as an author.

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BSD plans to seek FDA approval for the Eight Spiral Array applicator through a
PMA supplement to the current FDA approval for the BSD-500. BSD Medical is the leading developer of cancer therapy systems that are based on the use of precision-guided RF/microwave energy to increase the temperature of cancerous tissue, causing hyperthermia in the tumor. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.